February 5, 2010

VIA EDGAR

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
ATTN: Document Control - Edgar

RE: Post-Effective Amendment No. 55 on Form N-4
RiverSource Variable Account 10 ("Registrant")
RiverSource Retirement Advisor 4 Advantage Variable Annuity
RiverSource Retirement Advisor 4 Select Variable Annuity
RiverSource Retirement Advisor 4 Access Variable Annuity
File Nos. 333-79311/811-07355

Dear Commissioners:

On behalf of RiverSource Variable Annuity Account ("Registrant"), RiverSource
Life

Insurance Company ("Company") is filing Post-Effective Amendment No. 55("Amendment No. 55") on Form N-4 pursuant to Rule 485(a) of the Securities Act of 1933 ("1933 Act").

This Amendment No.55 describes new asset allocation program, Portfolio Navigator program, which will replace existing Portfolio Navigator asset allocation program.

Registrant requests selective review in accordance with SEC Release No. IC-13768 (Feb. 15, 1984). This selective review request is made because the new prospectus and Statement of Additional Information included in this Amendment No.55 are substantially similar to Registrant's Post-Effective Amendment No.53to Registration Statement No. 333-139763 filed on or about April 24, 2009. Amendment No.55 has been marked to show all changes. Registrant does not believe any problem areas exist that would warrant particular attention.

In this Amendment No. 55, the primary changes to the contract include addition of the new Portfolio Navigator program.

Registrant intends this filing to serve as a Template Filing for the following product filings which are all filed under Form N-4 or N-6:

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
                                                                                            LIFE INSURANCE
PRODUCT NAME                               1933 ACT #   1940 ACT #    REGISTRANT NAME        COMPANY NAME
------------                               ----------   ----------  -------------------   -----------------
RiverSource Retirement Advisor             333-79311    811-07355   RiverSource           RiverSource Life
Variable Annuity(R)                                                 Variable Account 10   Insurance Company
RiverSource Retirement Advisor             333-79311    811-07355   RiverSource           RiverSource Life
Variable Annuity(R) - Band 3                                        Variable Account 10   Insurance Company
RiverSource Retirement Advisor             333-79311    811-07355   RiverSource           RiverSource Life
Advantage(R) Variable Annuity                                       Variable Account 10   Insurance Company
/RiverSource Retirement Advisor Select
(R) Variable Annuity
RiverSource Retirement Advisor             333-79311    811-07355   RiverSource           RiverSource Life
Advantage(R) Plus Variable Annuity/                                 Variable Account 10   Insurance Company
RiverSource Retirement Advisor Select
(R) Plus Variable Annuity
RiverSource Retirement Advisor             333-79311    811-07355   RiverSource           RiverSource Life
Advantage(R) Variable Annuity - Band 3                              Variable Account 10   Insurance Company
RiverSource Retirement Advisor             333-91691    811-07623   RiverSource of New    RiverSource Life
Advantage(R) Variable Annuity                                       York Variable         Insurance Co. of
/RiverSource Retirement Advisor Select                              Annuity Account       New York
(R) Variable Annuity
RiverSource Retirement Advisor             333-91691    811-07623   RiverSource of New    RiverSource Life
Advantage(R) Plus Variable Annuity/                                 York Variable         Insurance Co. of
RiverSource Retirement Advisor Select                               Annuity Account       New York
(R) Plus Variable Annuity
RiverSource Retirement Advisor             333-91691    811-07623   RiverSource of New    RiverSource Life
Variable Annuity(R)                                                 York Variable         Insurance Co. of
                                                                    Annuity Account       New York
RiverSource Retirement Advisor 4           333-91691    811-07623   RiverSource of New    RiverSource Life
Advantage(R) Variable                                               York Variable         Insurance Co. of
Annuity/RiverSource Retirement Advisor                              Annuity Account       New York
4 Select(R) Variable Annuity/RiverSource
Retirement Advisor 4 Access(R) Variable
Annuity
RiverSource(R) AccessChoice Select         333-139759   811-7195    RiverSource           RiverSource Life
Variable Annuity                                                    Variable Annuity      Insurance Company
                                                                    Account
RiverSource(R) Builder Select Variable     333-139762   811-7195    RiverSource           RiverSource Life
Annuity                                                             Variable Annuity      Insurance Company
                                                                    Account
RiverSource(R) Endeavor Select Variable    333-139763   811-7195    RiverSource           RiverSource Life
Annuity                                                             Variable Annuity      Insurance Company
                                                                    Account

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
RiverSource(R) Endeavor Select Variable    333-139764   811-07511   RiverSource of New    RiverSource Life
Annuity                                                             York Variable         Insurance Co. of
                                                                    Annuity Account 2     New York
RiverSource(R) FlexChoice Select           333-139763   811-7195    RiverSource           RiverSource Life
Variable Annuity                                                    Variable Annuity      Insurance Company
                                                                    Account
RiverSource(R) Innovations Classic         333-139763   811-7195    RiverSource           RiverSource Life
Select Variable Annuity                                             Variable Annuity      Insurance Company
                                                                    Account
RiverSource(R) Innovations Select          333-139763   811-7195    RiverSource           RiverSource Life
Variable Annuity                                                    Variable Annuity      Insurance Company
                                                                    Account
RiverSource(R) Signature One Select        333-139762   811-7195    RiverSource           RiverSource Life
Variable Annuity                                                    Variable Annuity      Insurance Company
                                                                    Account
RiverSource(R) Signature Select Variable   333-139760   811-7195    RiverSource           RiverSource Life
Annuity                                                             Variable Annuity      Insurance Company
                                                                    Account
Evergreen  New Solutions Select            333-139763   811-7195    RiverSource           RiverSource Life
Variable Annuity                                                    Variable Annuity      Insurance Company
                                                                    Account
Evergreen PathwaysSM Select Variable       333-139759   811-7195    RiverSource           RiverSource Life
Annuity                                                             Variable Annuity      Insurance Company
                                                                    Account
Wells Fargo Advantage ChoiceSM Select      333-139759   811-7195    RiverSource           RiverSource Life
Variable Annuity                                                    Variable Annuity      Insurance Company
                                                                    Account
Wells Fargo Advantage(R) Select Variable   333-139763   811-7195    RiverSource           RiverSource Life
Annuity                                                             Variable Annuity      Insurance Company
                                                                    Account
RiverSource FlexChoice Select Variable     333-144422   811-07511   RiverSource of New    RiverSource Life
Annuity                                                             York Variable         Insurance Co. of
                                                                    Annuity Account 2     New York
RiverSource Innovations Select             333-139764   811-07511   RiverSource of New    RiverSource Life
Variable Annuity NY                                                 York Variable         Insurance Co. of
                                                                    Annuity Account 2     New York
RiverSource(R) Variable Universal Life     333-69777    811-4298    RiverSource           RiverSource Life
IV /RiverSource(R) Variable Universal                               Variable Life         Insurance Company
Life IV-Estate Series                                               Separate Account
RiverSource(R) Variable Universal Life     333-44644    811-5213    RiverSource of New    RiverSource Life
IV /RiverSource(R) Variable Universal                               York Account 8        Insurance Co. of
Life IV-Estate Series                                                                     New York

RiverSource(R) Variable Universal Life     33-11165     811-4298    RiverSource           RiverSource Life
Insurance                                                           Variable Life         Insurance Company
                                                                    Separate Account
RiverSource(R) Variable Universal Life     33-15290     811-5213    RiverSource of New    RiverSource Life
Insurance                                                           York Account 8        Insurance Co. of
                                                                                          New York
RiverSource(R) Variable Universal Life     333-69777    811-4298    RiverSource           RiverSource Life
III                                                                 Variable Life         Insurance Company
                                                                    Separate Account
RiverSource(R) Variable Universal Life     333-44644    811-5213    RiverSource of New    RiverSource Life
III                                                                 York Account 8        Insurance Co. of
                                                                                          New York
RiverSource Succession Select(R)           33-62457     811-4298    RiverSource           RiverSource Life
Variable Life Insurance                                             Variable Life         Insurance Company
                                                                    Separate Account
RiverSource Succession Select(R)           333-42257    811-5213    RiverSource of New    RiverSource Life
Variable Life Insurance                                             York Account 8        Insurance Co. of
                                                                                          New York
RiverSource(R) Variable Second-To-Die      33-62457     811-4298    RiverSource           RiverSource Life
Life Insurance                                                      Variable Life         Insurance Company
                                                                    Separate Account
RiverSource(R) Variable Second-To-Die      333-42257    811-5213    RiverSource of New    RiverSource Life
Life Insurance                                                      York Account 8        Insurance Co. of
                                                                                          New York

Registrant will submit a request in accordance with Rule 485(b)(1)(vii) under 1933 Act, under separate cover.

If there is anything I can do to expedite review of the enclosed Amendment No. 55 or if you have any questions regarding this filing, please contact me at
(612) 671-2237 or Boba Selimovic at (612) 671-7449.

Sincerely,


/s/ Rodney J. Vessels
-------------------------------------
Rodney J. Vessels
Counsel